Exhibit 99.1

American States Water Company Confirms Change of Rating Outlook to Stable

    SAN DIMAS, Calif.--(BUSINESS WIRE)--Dec. 29, 2005--American States Water Company (NYSE:AWR) today confirmed that Standard & Poor's Ratings Services ('S&P') has affirmed the corporate ratings of 'A-' for American States Water Company and its primary water utility subsidiary, Golden State Water Company ('GSWC'), and has also revised the rating outlook for both, from negative to stable.
    According to S&P's December 22, 2005 press release, "The outlook revision reflects the company's improved regulatory environment and strengthened financial profile. ... The California regulatory environment is showing signs of improvement, following the streamlining of the CPUC's (California Public Utilities Commission) rate case process, the adoption of interim rates, and a series of rate proceedings that resulted in much needed rate relief." As quoted in the press release, "Rate relief continues to be the primary determinant of financial health at both Golden State and its parent, American States."
    Commenting on S&P's actions, AWR's President and Chief Executive Officer Floyd E. Wicks stated, "We are very pleased with S&P's decision to update the outlook to stable for both AWR and GSWC and we appreciate S&P's efforts to understand the issues confronting GSWC and the industry in which it operates."
    S&P's corporate credit ratings range from AAA (highest rating possible) to D (rating for default), reflecting S&P's opinion of a company's overall capacity to meet its financial obligations. Credit ratings are not recommendations to buy, sell or hold a security and are subject to change or withdrawal at any time by the rating agency.
    Certain matters discussed in this news release with regard to the Company's expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the Company's Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.
    American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 252,800 customers) and to approximately 13,000 customers in the city of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to approximately 23,000 customers in the Big Bear recreational area of California. Through its non-regulated subsidiary, American States Utility Services, the Company contracts with various municipalities, the U.S. government and private entities to provide various services, including billing and meter reading, water marketing and operation and maintenance of water and wastewater systems.

    CONTACT: American States Water Company
             Robert J. Sprowls, 909-394-3600, ext. 647